Exhibit (a)(1)(O)

SECOND SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
UP TO 25,266,458 ORDINARY SHARES
OF
STRATASYS LTD.
AT AN INCREASED CASH OFFER PRICE OF
$24.00 PER SHARE
BY
NANO DIMENSION LTD.
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JULY 24, 2023, UNLESS THE OFFER IS FURTHER EXTENDED OR EARLIER TERMINATED.

We, Nano Dimension Ltd., a company organized under the laws of the State of Israel (“Nano” or “Nano Dimension”), hereby amend and supplement our offer to purchase, dated May 25, 2023 (the “Original Offer to Purchase”) filed as an exhibit to the Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) on May 25, 2023 (the “Tender Offer Statement”), as previously amended and supplemented, including by the Supplement to Offer to Purchase, dated June 27, 2023 (the “First Supplement to Offer to Purchase” and, together with the Original Offer to Purchase, the “Amended Offer to Purchase”) to purchase up to 25,266,458 Stratasys Shares not already owned by Nano, such that Nano would own up to and no more than 51% of the outstanding Stratasys Shares upon consummation of the offer, with a minimum condition of owning at least 46% of the outstanding Stratasys Shares upon consummation of the offer, but in any event no less than 5% of the outstanding Stratasys Shares are tendered in the offer, at the price of $20.05 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest.

Nano is now increasing the Offer Price from $20.05 to $24.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Amended Offer to Purchase, as previously amended and supplemented and as further amended and supplemented by Amendment No. 10 to the Tender Offer Statement, filed with the SEC on July 10, 2023 (“Amendment No. 10”), this Second Supplement to Offer to Purchase (the “Second Supplement to Offer to Purchase”, and together with the Amended Offer to Purchase, as each may be amended and supplemented from time to time, the “Offer to Purchase”), the related Second Amended Letter of Transmittal, and the other materials filed as exhibits to Amendment No. 10 that we have filed with the SEC (such materials, collectively as they may be amended and supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “offer”. Based on the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Stratasys on May 30, 2023, there were 68,552,104 Stratasys Shares outstanding as of May 24, 2023, of which 58,856,989 Stratasys Shares are not already owned by Nano, or approximately 85.9%. Nano owns approximately 14.1% of the outstanding Stratasys Shares based on the number of Stratasys Shares outstanding as of May 24, 2023.

Except to the extent amended and supplemented by this Second Supplement to Offer to Purchase, the terms and conditions set forth in the Amended Offer to Purchase remain applicable in all respects to the offer. This Second Supplement to Offer to Purchase is a part of, and should be read in conjunction with, the Amended Offer to Purchase, the Second Amended Letter of Transmittal, and the other documents that constitute part of the offer. Where information in the Amended Offer to Purchase, the Second Amended Letter of Transmittal, and the other documents that constitute part of the offer is in conflict with, supplemented by or replaced by information in this Second Supplement to Offer to Purchase, the information provided in this Second Supplement to Offer to Purchase shall govern. Capitalized terms used in this Second Supplement to Offer to Purchase, but not otherwise defined in this Second Supplement to Offer to Purchase, shall have the meanings given to those terms in the Amended Offer to Purchase.

The offer is subject to certain conditions contained in the Amended Original Offer to Purchase. See Section 17 – “Conditions of the Offer” in the Original Offer to Purchase (as amended and supplemented), which sets forth in full the conditions of the offer.

The Stratasys Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SSYS”. On May 24, 2023, the last trading day before we announced our commencement of the offer, the closing price per Stratasys Share on Nasdaq was $14.88 and on July 7, 2023, the last full trading day before we announced the increase to the Offer Price, the closing price per Stratasys Share on Nasdaq was $17.38. We encourage you to obtain current market quotations for the Stratasys Shares before deciding whether to tender your Stratasys Shares. See Section 12 – “Price Range of the Stratasys Shares etc.” in the Original Offer to Purchase.

All references to the Offer Price in the offer (previously $18.00 per Stratasys Share in the Original Offer to Purchase and $20.05 in the First Supplement to Offer to Purchase) now means a price of $24.00 per Stratasys Share.

All references to the Letter of Transmittal now include the Second Amended Letter of Transmittal, all references to the Notice of Guaranteed Delivery now include the Second Amended Notice of Guaranteed Delivery, all references to the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees now include the Second Amended Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, all references to the Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees now include the Second Amended Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, and all references to Notice of Objection now include the Second Amended Notice of Objection.

In addition to the changes that we have described above, under the heading “Amendments to Specific Provisions,” below, we have indicated other specific provisions in the Amended Offer to Purchase that are specifically amended by this Second Supplement to Offer to Purchase and set forth in the corresponding amendments.

SUMMARY OF THE AMENDED OFFER

We are providing this summary term sheet for your convenience. It highlights certain material information in this Second Supplement to Offer to Purchase, but you should realize that it does not describe all of the details of the offer to the same extent described in the Original Offer to Purchase. We urge you to read carefully the entire Original Offer to Purchase, the Amended Offer to Purchase, this Second Supplement to Offer to Purchase, the related Second Amended Letter of Transmittal, and the other tender offer materials because they contain the full details of the offer. We have included references to the sections of the Original Offer to Purchase where you will find a more complete discussion.

What will be the Offer Price for the Stratasys Shares?

•        We are offering to purchase up to 25,266,458 Stratasys Shares at a purchase price of $24.00 per Stratasys Share to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Second Amended Letter of Transmittal.

Has the number of Stratasys Shares you are offering to purchase in the offer been changed?

•        No. We are still offering to purchase up to 25,266,458 of the outstanding Stratasys Shares not owned by Nano, representing approximately 31.9% of the outstanding Stratasys Shares, such that we would own up to and no more than 51% of the outstanding Stratasys Shares upon consummation of the offer, subject to owning a minimum of 21,838,853 Stratasys Shares, upon consummation of the offer, representing approximately 36.9% of the outstanding Stratasys Shares, and in no event less than 3,427,606 Stratasys Shares, representing 5% of the outstanding Stratasys Shares, are tendered in the offer, exclusive of the Stratasys Shares held by Nano, as of the Expiration Date.

Why are you amending the offer?

•        We are amending the offer to increase the Offer Price from $20.05 per Stratasys Share to $24.00 per Stratasys Share to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Second Amended Letter of Transmittal.

Has the Expiration Date of the offer been changed?

•        No. The Expiration Date of the offer is still 5:00 p.m., New York time, on July 24, 2023, unless the offer is further extender or earlier terminated.

How long do I have to tender my Stratasys Shares?

•        You may tender your Stratasys Shares until 5:00 p.m., New York time, on July 24, 2023, or, if we further extend our offer, before 5:00 p.m., New York time, on the date to which the offer is extended.

•        As required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by us; and (ii) with respect to each Stratasys Share owned by you, you have (a) not yet responded to the offer, (b) notified us of your objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn your tender during the Offer Period, then, you will be afforded an additional four (4) calendar-day period, until 5:00 p.m., New York time, on July 28, 2023, during which you may tender each such Stratasys Share.

If I tendered Stratasys Shares under the Original Offer to Purchase or the Amended Offer to Purchase, do I need to do anything further?

•        No. Stratasys shareholders do not have to take any action regarding any Stratasys Shares previously validly tendered and not properly withdrawn. If the offer is consummated, these Stratasys Shares will be accepted for payment and such Stratasys shareholders will receive the Offer Price of $24.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest.

Can I object to the offer?

•        Under Israeli law, you may respond to the offer by accepting the offer or sending a Notice of Objection.

•        Alternatively, you may simply not respond to the offer and not tender your Stratasys Shares. You are not deemed to, and are not required to, object to the offer if you do not tender your Stratasys Shares.

See Section 9 of the Original Offer to Purchase — “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer”.

What if I have already objected to the offer?

•        You are deemed to have objected to the offer if you have previously submitted a Notice of Objection.

•        You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., New York time, on the Expiration Date. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, on the Expiration Date by following the procedures described in Section 9 of the Original Offer to Purchase. In addition, if you submitted a Notice of Objection with respect to Stratasys Shares and thereafter you deliver a Letter of Transmittal by which you tender those Stratasys Shares or you otherwise tender those Stratasys Shares through your broker or other nominee, we will disregard your Notice of Objection. Similarly, if you submitted a Letter of Transmittal by which you tendered Stratasys Shares or you otherwise tendered those Stratasys Shares through your broker or other nominee, and thereafter you deliver to us a Notice of Objection with respect to those Stratasys Shares, we will disregard your Letter of Transmittal or previous tender. If you submitted a Letter of Transmittal (or you otherwise tendered through your broker or other nominee) and a Notice of Objection concurrently with respect to the same Stratasys Shares, we will disregard the Notice of Objection. If you hold such Stratasys Shares through a broker, dealer, commercial bank, trust company or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to submit on your behalf a notice of withdrawal. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, on the Expiration Date by following the procedures described above.

See Section 9 of the Original Offer to Purchase — “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer”.

Once I have tendered Stratasys Shares in the offer, may I withdraw my tendered Stratasys Shares?

•        Yes. You may withdraw any Stratasys Shares you have validly tendered at any time prior to 5:00 p.m. New York time on the Expiration Date. See Section 10 of the Original Offer to Purchase — “Withdrawal Rights”.

How do I withdraw previously tendered Stratasys Shares?

•        To withdraw previously tendered Stratasys Shares, you must deliver a written notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Second Supplement with the required information to the Depositary while you still have the right to withdraw your Stratasys Shares. If you tendered your Stratasys Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Stratasys Shares. See Section 10 of the Original Offer to Purchase — “Withdrawal Rights”.

How will you fund the purchase of the Stratasys Shares?

•        The funds required for Nano to purchase up to 25,266,458 outstanding Stratasys Shares in the offer such that Nano would own up to and no more than 51% of the outstanding Stratasys Shares would be approximately $606,228,174. We estimate that the total amount of funds that we will pay to consummate the offer, including fees and expenses, is approximately $620,903,480. We possess all of the necessary funds to consummate the offer from cash and cash equivalents on hand. The offer is not conditioned on the availability of financing.

Whom should I contact with questions about the Offer?

•        You can call Georgeson LLC, our Information Agent, to help answer your questions. The Information Agent’s contact info is set forth below:

The Information Agent for the offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll Free: (877) 668-1646

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Second Supplement to Offer to Purchase, the Original Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Second Supplement to Offer to Purchase and the Amended Offer to Purchase contain “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•        statements regarding the plans, objectives or expectations regarding the future operations or status of us or Stratasys;

•        any anticipated trends;

•        any statements regarding future economic conditions or performance; and

•        any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•        changes in domestic and foreign economic and market conditions;

•        changes in the ownership of Stratasys Shares, particularly any substantial accumulations by persons who are not affiliated with us;

•        uncertainty as to the timing for and satisfaction of the conditions of the offer;

•        uncertainty as to the completion of the offer; and

•        the risk factors detailed in Stratasys’s most recent Annual Report on Form 20-F and its other filings with the SEC.

See “Special Factors” and Section 15 of the Original Offer to Purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

For further information on factors that could cause actual results to materially differ from expectations, please see Nano’s publicly available SEC filings, including Nano’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. The Company does not update any of its forward-looking statements except as required by law. You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only.

AMENDMENTS TO SPECIFIC PROVISIONS

In addition to the changes that we have described above, the Amended Offer to Purchase is further amended as follows:

Summary Term Sheet

(i)     Subsection (a) of the third bullet point under the caption entitled “WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?” beginning on page 1 of the Original Offer to Purchase is hereby amended and restated as follows:

“they acquired their Stratasys Shares after the listing of the Stratasys Shares in the United States on Nasdaq in 2012;”

(ii)    The first sentence of the third bullet point under the caption entitled “WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?” beginning on page 1 of the Original Offer to Purchase is hereby amended and restated as follows:

“We have received approval from the Israel Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Stratasys Shares pursuant to the offer.”

Special Factors

1.      Background of the Offer; Contacts with Stratasys

(i)     By adding the following disclosure as the last paragraph of Section 1 of the Original Offer to Purchase, entitled “Background of the Offer; Contacts with Stratasys”:

“On July 10, 2023, we issued a press release announcing: (i) the increased Offer Price of $24.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest; (ii) Nano’s intention, as a current shareholder of Stratasys, to support a review of strategic alternatives to further enhance Stratasys shareholder value, including through industry consolidation transactions, possibly through a negotiated combination of Stratasys with 3D Systems Corporation (“3D Systems”); and (iii) Nano’s proposed nominees for election to the Stratasys Board at the 2023 Annual General Meeting, which has been scheduled for August 8, 2023.”

2.      Purpose of the Offer; Effects of the Offer; Plans for Stratasys

(i)     The first paragraph of subsection (c) entitled “Plans for Stratasys” of the section entitled “Purpose of the Offer; Effects of the Offer; Plans for Stratasys” in Section 2 of the Original Offer to Purchase is hereby amended and restated as follows:

“Nano is conducting a detailed review of Stratasys and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the offer. Nano will continue to evaluate the business and operations of Stratasys during the pendency of the offer. On June 13, 2023, we sent a letter to the Stratasys Board to demand that they call an extraordinary general meeting of Stratasys shareholders to remove a majority of the board of directors and replace them with highly qualified nominees proposed by Nano; in response, Stratasys has included our seven proposed directors on the ballot for its next annual general meeting of Stratasys shareholders to be held on August 8, 2023. As the largest shareholder of Stratasys, Nano intends to support a review of strategic alternatives to further enhance shareholder value, including through industry consolidation. After the consummation of the offer, Nano intends to conduct a comprehensive review of Stratasys’s business, operations, capitalization and management with a view to optimizing development of Stratasys’s potential in conjunction with Stratasys’s existing businesses. Possible changes could include changes in Stratasys’s business, corporate structure, memorandum of association, articles of association, capitalization, management, SEC registration or Nasdaq listing. In addition, Nano intends to explore a negotiated combination of Stratasys with 3D Systems following the successful consummation of the offer. Our plans may change based on further analysis and Nano and, after completion of the offer, the Stratasys Board may change their plans and intentions at any time, as deemed appropriate.”

The Offer

1.      Acceptance for Payment and Payment

(i)      Subsection (a) of Subsection (c) entitled “Withholding Tax” of the section entitled “Acceptance for Payment and Payment” in Section 8 of the Original Offer to Purchase is hereby amended and restated as follows:

“they acquired their Stratasys Shares after the listing of the Stratasys Shares in the United States on Nasdaq in 2012;”

2.      Procedures for Tendering Shares or Notifying us of Your Objection to the Offer

(i)     The second paragraph of subsection (h) entitled “Objecting to the Offer” of Section 9 of the Original Offer to Purchase, entitled “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer” is hereby amended and restated as follows:

“We will disregard any Notices of Objection received by the Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Stratasys Shares and thereafter you deliver a Letter of Transmittal by which you tender those Stratasys Shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Stratasys Shares, and thereafter you deliver to us a Notice of Objection with respect to those Stratasys Shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Stratasys Shares, we will disregard the Notice of Objection. If you hold such Stratasys Shares through a broker, dealer, commercial bank, trust company or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to tender your Stratasys Shares or provide on your behalf a Notice of Objection to the Depositary prior to 5:00 p.m., New York time, on the Expiration Date.”

(ii)    The first paragraph of subsection (i) entitled “Withdrawing your Objection” of Section 9 of the Original Offer to Purchase, entitled “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer” is hereby amended and restated as follows:

“You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., New York time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Stratasys Shares to which the Notice of Objection to be withdrawn relates. If you hold such Stratasys Shares through a broker, dealer, commercial bank, trust company or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to submit on your behalf a notice of withdrawal. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, on the Expiration Date by following the procedures described above.”

(iii)   The first paragraph of subsection (j) entitled “Determination of Validity” of Section 9 of the Original Offer to Purchase, entitled “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer” is hereby amended and restated as follows:

“All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Stratasys Shares and as to the validity, form, eligibility (including time of receipt) of any Notice of Objection will be determined by us, in our sole and absolute discretion. We reserve the absolute right to reject any or all tenders and Notices of Objection that we determine not to be in proper form, including as to which adequate proof of record or beneficial ownership of the Stratasys Shares to which such tender or Notice of Objection relates has not been provided upon our reasonable request or which has not been properly submitted through a broker if you hold Stratasys Shares through a broker, dealer, commercial bank, trust company or other nominee, or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Stratasys Shares or submission of a Notice of Objection will not have been made or accepted until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositary, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Stratasys Shares submissions of Notices of Objection or incur any liability for failure to give any notification.”

(iv)   By amending and restating the second bullet point under the section entitled “What if I have already objected to the offer?” of the section entitled “SUMMARY OF THE AMENDED OFFER” of the First Supplement to Offer to Purchase as follows:

“You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., New York time, on the Expiration Date. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, on the Expiration Date by following the procedures described in Section 9 of the Original Offer to Purchase. In addition, if you submitted a Notice of Objection with respect to Stratasys Shares and thereafter you deliver a Letter of Transmittal by which you tender those Stratasys Shares or you otherwise tender those Stratasys Shares through your broker or other nominee, we will disregard your Notice of Objection. Similarly, if you submitted a Letter of Transmittal by which you tendered Stratasys Shares or you otherwise tendered those Stratasys Shares through your broker or other nominee, and thereafter you deliver to us a Notice of Objection with respect to those Stratasys Shares, we will disregard your Letter of Transmittal or previous tender. If you submitted a Letter of Transmittal (or you otherwise tendered through your broker or other nominee) and a Notice of Objection concurrently with respect to the same Stratasys Shares, we will disregard the Notice of Objection. If you hold such Stratasys Shares through a broker, dealer, commercial bank, trust company or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to submit on your behalf a notice of withdrawal. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, on the Expiration Date by following the procedures described above.”

3.           Material U.S. Federal Income Tax and Israeli Income Tax Consequences

(i)     Subsection (ii) of the section entitled “Tax Rates” of Subsection (b) entitled “Material Israeli Tax Consequences” of the section entitled “Material U.S. Federal Income Tax and Israeli Income Tax Consequences” in Section 11 of the Original Offer to Purchase is hereby amended and restated as follows:

“shareholders who acquired their Stratasys Shares prior to the listing of the Stratasys Shares in the United States on Nasdaq in 2012 (that may be subject to a different tax arrangement); and”

(ii)    The first sentence of the section entitled “Non-Israeli Residents” of Subsection (b) entitled “Material Israeli Tax Consequences” of the section entitled “Material U.S. Federal Income Tax and Israeli Income Tax Consequences” in Section 11 of the Original Offer to Purchase is hereby amended and restated as follows:

“Non-Israeli residents generally will be exempt from capital gains tax on the sale of their Stratasys Shares, provided that such shareholders did not acquire their Stratasys Shares prior to the listing of the Stratasys Shares in the United States on Nasdaq in 2012 and that the gains are not attributed to a permanent establishment of such shareholders in Israel.”

(iii)   Subsection (a) of Subsection (1) of the section entitled “Israeli Withholding Tax” of Subsection (b) entitled “Material Israeli Tax Consequences” of the section entitled “Material U.S. Federal Income Tax and Israeli Income Tax Consequences” in Section 11 of the Original Offer to Purchase is hereby amended and restated as follows:

“they acquired their Stratasys Shares after the listing of the Stratasys Shares in the United States on Nasdaq in 2012;”

(iv)   The first grammatical sentence of the section entitled “Israeli Withholding Tax” of Subsection (b) entitled “Material Israeli Tax Consequences” of the section entitled “Material U.S. Federal Income Tax and Israeli Income Tax Consequences” in Section 11 of the Original Offer to Purchase is hereby amended and restated as follows:

“We have received approval from the ITA with respect to the withholding tax rates applicable to shareholders as a result of the sale of Stratasys Shares pursuant to the offer.”

(v)    Subsection (ii) of the first bullet point under Subsection (3) of the section entitled “Israeli Withholding Tax” of Subsection (b) entitled “Material Israeli Tax Consequences” of the section entitled “Material U.S. Federal Income Tax and Israeli Income Tax Consequences” in Section 11 of the Original Offer to Purchase is hereby amended and restated as follows:

“such shareholder acquired its Stratasys Shares after the listing of the Stratasys Shares on Nasdaq in 2012, and”

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the tender offer materials delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

NANO DIMENSION LTD.

Dated: July 10, 2023

The Depositary for the offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: NADI P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: NADI 150 Royall Street, Suite V Canton, MA 02021

The Information Agent for the offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll Free: (877) 668-1646